Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is made and entered into as of the 29th day of September 2006 by and between Innodata Isogen, Inc. (“Innodata Isogen”) and Stephen Agress (“Agress”).

1)	Recitals. This Agreement is made with reference to the following facts:
a)	Agress has been employed full-time by Innodata Isogen as its Vice President, Finance and Chief Accounting Officer.
b)
Innodata Isogen and Agress have agreed that, effective as of September 30, 2006 (the “Transition Date”), Agress will resign his position as an Executive Officer (which includes his positions as Vice President, Finance and Chief Accounting Officer), and will transition to a part-time employee as more fully set forth below.

2)	Transition Services.
a)
Effective as of the Transition Date Agress shall provide to Innodata Isogen transition services (the “Transition Services”) for a period commencing on the Transition Date and ending on December 31, 2006 (the “Transition Period”). The Transition Period may be extended by Innodata Isogen, in its sole option, for an additional period from January 1, 2007 through March 31, 2007 (the “Extended Transition Period”). Innodata Isogen may not terminate Agress’ employment during the Transition Period.

b)
Agress shall be employed by Innodata Isogen as a part-time employee while providing the Transition Services, and shall provide to Innodata Isogen approximately 40-45 hours per month of Transition Services during the Transition Period, and approximately 20-25 hours per month of Transition Services during the Extended Transition Period, if any. Agress shall report to the Chief Executive Officer of Innodata Isogen with respect to the Transition Services.

c)
During the Transition Period, Innodata Isogen shall pay to Agress $8,471 per month, in bi-monthly payroll installments of $4,235.50, less lawful deductions, in consideration of the Transition Services provided by Agress during such period. During the Extended Transition Period, if any, Innodata Isogen shall pay to Agress $4,235.50 per month, in bi-monthly payroll installments of $2117.75, less lawful deductions, in consideration of the Transition Services provided by Agress during such period.

d)
Except to the extent modified by the Stock Option Modification Letter attached hereto as Exhibit A, all stock options granted to Agress during his employment with Innodata Isogen shall continue in full force and effect, in accordance with their terms, during the Transition Period and Extended Transition Period, if any.

3)	Payments upon Resignation.
a)	Effective as of the Transition Date Innodata Isogen shall pay to Agress a cash severance of $101,652 (the “Cash Severance”) payable as follows:
i)	$25,413 payable during the Transition Period in six bi-monthly payroll installments of $4,235.50, less lawful deductions, and
ii)	$76,239 payable as follows:

(1)	If there is an Extended Transition Period:
(a)	$38,119.50 payable January 1, 2007 through March 31, 2007 in 6 bi-monthly payroll installments of $6,353.25, less lawful deductions; and
(b)	$33,884 payable April 1, 2007 through May 30, 2007 in 4 bi-monthly payroll installments of $8,471, less lawful deductions; and
(c)	$4,235.50, less lawful deductions, payable on June 15, 2007.
Or
(2)	If there is no Extended Transition Period:
(a)	$76,239 payable January 1, 2007 through May 15, 2007 in 9 bi-monthly payroll installments of $8,471, less lawful deductions.
b)	Agress shall also receive payment for all accrued, unused vacation effective as of the Transition Date, in accordance with Innodata Isogen policy.
c)	Payment of the Cash Severance is in no way contingent upon Agress’ performance of the Transition Services.

4)	General Release. In order to receive the Cash Severance, Agress agrees to sign the Agreement and General Release attached hereto as Exhibit B.

5)	Miscellaneous.
a)
Effective as of the Transition Date and subsequent to the conclusion of the Transition Period and Extended Transition period, if any, Agress shall be entitled to the same rights of indemnity for actions taken while an officer of Innodata Isogen as Agress had as an officer. In the event that the rights of indemnity of officers of Innodata Isogen are enhanced hereafter, Agress shall also be entitled to such enhanced rights of indemnity as they relate to actions taken while Agress was an officer or employee of Innodata Isogen. The foregoing rights shall not be exclusive of any other rights to which Agress may be entitled under any agreement, vote, statute, by-law or otherwise. It is acknowledged and agreed that Agress’ right to indemnification by the Company is in no way waived or altered by virtue of Agress’ signing of the Agreement and General Release.

b)
All notices and other communications under this Agreement shall be in writing and shall be deemed to have been delivered (i) on the date personally delivered, or (ii) one day after properly sent by Federal Express, DHL or other reasonable overnight courier service, addressed to the respective parties at the following addresses:

To the Company:

Innodata Isogen, Inc.
Three University Plaza
Suite 506
Hackensack, New Jersey 07601
Attention: Jack Abuhoff, Chairman and CEO

To Mr. Agress:

At the last known address provided by Agress to Innodata Isogen’s Human Resources Department

c)
If any provision contained in this Agreement shall be determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein.

d)
This Agreement together with the Stock Option Modification Letter constitutes the entire agreement between Innodata Isogen and Agress relating to the subject matter herein, and supersedes any and all other agreements, oral or written, and all other negotiations and communications between Innodata Isogen and Agress relating to the subject matter described in this Agreement. In the event of any inconsistency between the terms of this Agreement and the Stock Option Modification letter, the terms of the Stock Option Modification letter will govern and control.

e)	This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to its conflicts of law principles.
f)	This Agreement may not be modified, altered or amended except by written agreement between Innodata Isogen and Agress.

Innodata Isogen, Inc.			Stephen Agress

By:	/s/ Jack Abuhoff	By:	/s/ Stephen Agress
Jack Abuhoff Chairman and CEO

Exhibit A

Stock Option Modification Letter

See Attached

Exhibit B

Agreement and General Release

In consideration for my signing of this Agreement and General Release (the “General Release”) and agreement to abide by its terms, Innodata Isogen, Inc. (“Innodata Isogen”) agrees to provide me with:

   (a) The Cash Severance set forth in Section 3(a) of the Transition Agreement between Innodata Isogen and Agress dated September 30, 2006, less lawful deductions, payable as set forth the in the Transition Agreement.

    I understand and agree that I would not receive such consideration except for my execution of the General Release and my fulfillment of the promises contained in this document that apply to me.

I acknowledge this General Release is invalid if signed before the Transition Date set forth in the Transition Agreement which is September 30, 2006.

I knowingly and voluntarily release and forever discharge Innodata Isogen, its affiliates, subsidiaries, divisions, successors and assigns, and their current and former partners, affiliates, owners, agents, officers, directors, employees, successors and assigns, individually and in their corporate capacities and Innodata Isogen’s insurers, employee benefit plans, programs and arrangements and their administrators, functionaries and fiduciaries (“Releasees”), of and from any and all claims, known or unknown, asserted and unasserted, that I, my heirs, executors, administrators, successors and assigns, have or may have against Releasees as of the date of my execution of this General Release, other than my rights of indemnity for actions taken while an officer of Innodata Isogen, arising out of or related to my employment with Innodata Isogen or my resignation as an Executive Officer (which includes my positions as Vice President, Finance and Chief Accounting Officer), and full time employee of Innodata Isogen, including, but not limited to, any alleged violation of: Title VII of the Civil Rights Act of 1964; The Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; The Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan); The Immigration Reform and Control Act; The Americans with Disabilities Act of 1990; The Age Discrimination in Employment Act of 1967 (“ADEA”); The Workers Adjustment and Retraining Notification Act; The Occupational Safety and Health Act; The Fair Credit Reporting Act; Sarbanes-Oxley Act of 2002; New Jersey Law Against Discrimination; New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim; New Jersey Family Leave Act; New Jersey Smokers Rights Law; New Jersey Equal Pay Act;   New Jersey Genetic Privacy Act; New Jersey Conscientious Employee Protection Act (Whistleblower Protection); The New Jersey Wage Payment and Work Hour Laws; The New Jersey Public Employees’ Occupational Safety and Health Act; New Jersey Fair Credit Reporting Act; New Jersey laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment Protection, and Discrimination; any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters; any other federal, state, local or other civil or human rights law; or any other local, state or federal law, regulation or ordinance, and/or public policy, contract, tort or common law. Moreover, although I retain the right to file a charge of discrimination, I will not be entitled to receive any relief, recovery or monies in connection with any complaint, charge or legal proceeding brought against Releasees, including attorneys’ fees, without regard to the party or parties who have instituted any such complaint, charge or legal proceeding, to the extent permitted by law.

I agree to return all confidential information to Innodata Isogen at the conclusion of the Transition Period or Extended Transition Period, if any. Innodata Isogen will have no obligation to provide any consideration hereunder unless I return all confidential information to Innodata Isogen as set forth herein.

I agree not to defame, disparage, or demean Innodata Isogen, its affiliates, subsidiaries and their respective current and former officers and directors, in any manner whatsoever, provided that nothing contained herein shall prevent me from providing truthful information about Innodata Isogen in connection with any legal proceeding or to the extent compelled to do so by law.

I have not filed or caused to be filed, and I am not a party to, any claim, charge, complaint, action or other legal proceeding against Releasees in any forum or form as of the date of execution of this General Release. I have been paid and/or have received all compensation, wages, bonuses, commissions and/or benefits to which I may be entitled for all reported hours worked, and acknowledge that no other compensation, wages, bonuses, commissions and/or benefits are due to me except as provided in this General Release and in the Transition Agreement.  I affirm that I have no known workplace injuries or occupational diseases, and that I have been provided and/or have not been denied any leave under any federal, state or local family/medical or disability leave law.

I agree not to disclose any information regarding the existence or substance of this General Release to any third party other than my immediate family and/or tax or legal advisors, or as required by law. I further acknowledge that neither this General Release nor the furnishing of the consideration for this General Release is an admission by Innodata Isogen of any liability or unlawful conduct of any kind.

I understand that: (i) this General Release shall be governed and conformed in accordance with the laws of the state in which I last worked without regard to the state’s conflict of laws provisions; (ii) should any provision of this General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this General Release in full force and effect; and (iii) this General Release may not be modified, altered or changed except upon express written consent of both parties in which specific reference is made to this General Release. I further understand that after I enter into this Separation Agreement, both Innodata Isogen and I will have the right to enforce its terms.

I understand that I have up to twenty-one (21) days to consider this General Release and I have been advised of my right to consult with an attorney prior to executing this General Release. I further agree that any modifications, material or otherwise, made to this General Release, do not restart or affect in any manner my original twenty-one (21) day consideration period.

I further understand that I may revoke this General Release for a period of seven (7) days following the day I execute it. Any revocation within this period must be submitted, in writing, to Virginia Galdieri, Director of Human Resources at Innodata Isogen, Three University Plaza, Hackensack, New Jersey 07601, and must state, "I hereby revoke my acceptance of the General Release." The revocation must be personally delivered to Virginia Galdieri, or to her designee, or be mailed to Innodata Isogen, Inc., Three University Plaza, Hackensack, New Jersey 07601, and postmarked within seven (7) days of my execution of this General Release. This General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday or legal holiday recognized in the state in which I last worked, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.

This General Release reflects the entire agreement between the parties and supersedes all prior agreements and understandings regarding the same subject matter except for the Transition Agreement and the Agreement Concerning Confidentiality and Non-Disclosure I previously executed. By signing this General Release I re-affirm my continuing obligations under the Agreement Concerning Confidentiality and Non-Disclosure, including, without limitation, my obligations of non-solicitation of Innodata Isogen customers and employees, and my obligations of confidentiality and non-disclosure. Having elected to execute this General Release, to fulfill the promises set forth in these documents that apply to me and to receive the consideration set forth herein, I freely and knowingly, and after due consideration, enter into this General Release intending to waive, settle and release all claims I have or might have against Releasees. I acknowledge that I have not relied on any representations, promises or agreements of any kind made to me in connection with my decision to execute this General Release, except for those set forth in this General Release and in the Transition Agreement.

Signed:     /s/ Stephen Agress

Print Name:   Stephen Agress

Date:    September 29, 2006